Exhibit 10.40+
INTUIT INC.
EXECUTIVE CHAIRMAN COMPENSATION TERMS EFFECTIVE JANUARY 1, 2019

On October 31, 2018, Intuit’s Board of Directors approved the following compensation, effective January 1, 2019, for Brad Smith for the role of Executive Chairman:

Salary and Bonus. Mr. Smith will be paid an annual base salary of $750,000. Mr. Smith will also be eligible to receive a target annual bonus of 100% of his base salary, prorated for Intuit’s 2019 fiscal year as of the date of his change of role.

Equity Awards. Mr. Smith will be granted the number of restricted stock units determined by dividing $3,000,000 by the closing price of the Intuit’s common stock on the date of grant. The date of grant for these restricted stock units will be Intuit’s regularly scheduled monthly grant date occurring in February 2019. The restricted stock units will vest and become issuable to Mr. Smith over approximately four years, with one fourth of the restricted stock units vesting on December 31, 2019, and 6.25% of the shares vesting on each April 1, July 1, October 1, and December 31 thereafter, until the shares under this award are fully vested. The restricted stock units will be subject to the terms of the Intuit Inc. 2005 Equity Incentive Plan.